                                                                    EXHIBIT 12.1

             EXHIBIT 12.1--STATEMENT RE: COMPUTATION OF HISTORICAL
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                               Fiscal Year Ended
                                           ---------------------------------------------------------
                                           April 27,   April 26,   April 25,   April 30,   April 29,
                                             1997        1998        1999        2000        2001
                                           ---------------------------------------------------------
                                                            (dollars in millions)
Consolidated pretax income from
   continuing operations ................   $(10.4)      $15.0       $23.9       $ 57.5     $ 45.6

Less equity income (loss) of
   unconsolidated joint venture .........     (0.2)         --        (1.3)         0.3       (0.2)
Interest ................................     40.3        54.3        55.8         62.8      102.7
Less capitalized interest ...............       --         2.7         7.2          2.4        3.8
Interest portion of rental expense ......      1.6         1.4         2.8          5.7        9.8
                                            ------------------------------------------------------
   Earnings .............................   $ 31.7       $68.0       $76.6       $123.3     $154.5
                                            ======================================================

Interest ................................   $ 40.3       $54.3       $55.8       $ 62.8     $102.7
Interest portion of rental expense ......      1.6         1.4         2.8          5.7        9.8
                                            ------------------------------------------------------
   Fixed charges ........................   $ 41.9       $55.7       $58.6       $ 68.5     $112.5
                                            ------------------------------------------------------

Ratio of earnings to fixed charges ......       --         1.2x        1.3x         1.8x       1.4x
                                            ======================================================

For purpose of determining the ratio of earnings to fixed charges, earnings consist of earnings before provision for income taxes and extraordinary item plus fixed charges, excluding capitalized interest. Fixed charges consist of interest on indebtedness, including capitalized interest, plus that portion of rental expense that is considered to be interest. This ratio does not include earnings and fixed charges of unconsolidated joint ventures. Earnings were inadequate to cover fixed charges by $10.2 million for fiscal 1997.